Exhibit 10.2

PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K, THIS EXHIBIT OMITS CERTAIN INFORMATION, IDENTIFIED BY [***], THAT IS NOT MATERIAL AND THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
Credit Agreement
(Applicable where no separate loan contracts are required for working capital loans)
No.: Z902250301
Creditor: China Merchants Bank Co., Ltd., Shanghai Branch (hereinafter referred to as Party A)
Credit Applicant: Zai Lab (Shanghai) Co., Ltd. (hereinafter referred to as Party B)
Upon Party B’s application, Party A agrees to provide credit limit for Party B for Party B’s use. Party A and Party B have reached a consensus through thorough negotiation on the following terms and hereby concluded this Agreement in accordance with the relevant laws and regulations.
1. Credit Limit
1.1 Under this Agreement, Party A shall provide Party B with a credit limit (revolving limit) of Renminbi (in words) Five Hundred Million Yuan. Party B may apply for specific transactions in other currencies within the credit limit (the exchange rate will be based on the foreign exchange rate published by Party A at the time when the specific transaction occurs).
If any specific loan made under the Credit Agreement (applicable where no separate loan contracts are required for working capital loans) with No. Z902240301 between Party A (or Party A’s subordinate institution) and Party B is still outstanding, it will be automatically included in this Agreement and directly occupy the credit limit under this Agreement.
1.2 The credit period is 24 months, starting from August 18, 2025 to August 17, 2027. If Party B needs to utilize the credit limit to conduct specific credit transactions, it shall submit an application for credit limit usage to Party A within this period. Party A shall not process applications for credit limit usage from Party B that are submitted after the expiration date of the credit period, unless otherwise provided in this Agreement.
1.3 The type of credit transaction under the credit limit is working capital loan.

1.4 The revolving credit limit refers to the maximum limit of the sum of the principal balances of one or more types of credit transactions, as described above, provided by Party A for Party B to be used on a continued and revolving basis during the credit period.
2. Credit Limit Utilization Arrangement
During the credit period, specific credit transactions applied for by Party B and approved by Party A will be automatically included in this Agreement and utilize the credit limit hereunder.
3. Approval and Use of Credit Limit
3.1 The credit limit under this Agreement shall be a revolving limit, and the applicable types of credit transactions, specific credit limits for each type of credit transaction, whether interchanging usage is allowed between different types of credit transactions, and specific conditions for use and more are all subject to Party A’s approval and consent. If Party A makes adjustments to its original approval opinions based on Party B’s application during the credit period, the subsequent approval opinions issued by Party A shall constitute supplements and amendments to the original approval opinions, and the same applies moving forward.
3.2 Party B must apply for the use of the credit limit on a per-transaction basis and submit the required documents as requested by Party A for Party A’s review and approval of each individual application. Party A has the right to consider whether to grant approval based on its internal management requirements and Party B’s business situation, and the right to unilaterally reject Party B’s application for use without assuming legal liability in any form towards Party B. In the event of any inconsistency between this provision and other relevant provisions under this Agreement, this provision shall prevail.
3.3 Upon Party A’s approval and consent for a specific credit transaction, the specific transaction documents (including but not limited to individual agreements/applications, framework agreements or specific business contracts) signed by Party A and Party B for the specific credit transaction shall constitute an integral part of the Credit Agreement. The specific amount, interest rate, term, use, fees, and other business elements of each loan or other credit transaction shall be determined based on the specific transaction documents and transaction vouchers confirmed by Party A (including but not limited to applications for withdrawal, loan receipts (if any), etc.), and the transaction records in Party A’s system. In case of any inconsistency, the records in Party A’s system shall prevail. The interest rate under this Agreement, unless otherwise specified in the specific transaction documents and transaction vouchers (including but not limited to loan receipts, etc.) confirmed by Party A as well as the business records in Party A’s system, shall be calculated using the simple interest method.
If Party B applies for working capital loans within the approved credit limit, both parties are not required to separately sign a Loan Agreement for each transaction. Party B shall submit an application for withdrawal for each transaction when applying for funds, and Party A shall approve each transaction separately.
3.4 Party A shall have the right to adjust the benchmark interest rate or interest rate determination method for loans/other credit under this Agreement on a regular or ad-hoc basis based on changes in the relevant national policies, domestic and foreign market conditions or its own credit policy situation. Such adjustments shall take effect after Party A notifies Party B (notification methods include making an announcement at Party A’s branches or on the China Merchants Bank official website, or sending notifications based on any mailing address/method provided by Party B in this Agreement); if Party B does not accept the adjustments, it may make early repayment of the loan; otherwise, it shall be deemed that Party B agrees to the adjustment as notified. Notwithstanding the foregoing, in the event that a fixed interest rate is chosen, any adjustment to the fixed interest rate must be made by supplementary agreement between both parties.
In the event of any inconsistency between this provision and other relevant provisions of this Agreement, the terms hereof shall prevail.
3.5 Each loan or other credit within the credit limit shall be used for a period specifically determined in accordance with Party B’s business needs and Party A’s business management regulations, and the due date for each specific transaction may be later than the due date of the credit period (unless otherwise required by Party A).
3.6 During the credit period, Party A has the right to conduct regular annual assessments of Party B’s operations and financial status, and adjust the available credit limit for Party B based on the assessment results.
4. Interest Rate Terms for Working Capital Loans
4.1 The interest rate for any loan under this Agreement shall be determined by Party B in the corresponding application for withdrawal and approved by Party A. In case of any inconsistency between the application for withdrawal and the loan receipt (if any) or the records in Party A’s system for that loan, the records in Party A’s system shall prevail.

4.2 If Party B fails to use a loan in accordance with the provisions hereunder, the portion of the loan that is not used for the agreed purpose shall be subject to a penalty interest rate of 100% on top of the original interest rate from the date when the change of use occurs. The original interest rate refers to the rate applicable before the loan’s intended use is changed.
If Party B fails to repay a loan on time, 50% (overdue loan interest rate) of the standard overdue interest (penalty interest) will be charged on the unpaid portion from the date of the delay, based on the original interest rate. The original interest rate refers to the interest rate applicable before the loan due date (including the early due date) (if it is a floating interest rate, it is the last floating cycle before the loan due date (including the early due date)).
If a loan is both overdue and not used for the contracted purpose, interest will be charged at the higher of the above provisions.
4.3 During the loan period, if any regulation is issued by the People’s Bank of China regarding the adjustment of loan interest rates , such regulation by the People’s Bank of China shall be implemented. For avoidance of doubt, in the event that a fixed interest rate is chosen, adjustments to the fixed interest rate must be made by supplementary agreement between both parties.
4.4 If it falls on a public holiday, the loan due date will be automatically extended to the first working day after the holiday, and interest will be calculated based on the actual number of days the loan funds are utilized.
4.5 Party B shall pay interest on each interest settlement date, and Party A may directly deduct the interest payable from any account with China Merchants Bank of Party B. If the last repayment date of the loan principal is not the interest settlement date, the last repayment date of the loan principal is the interest payment date, and the borrower should pay all the interests payable corresponding to the loan principal on that date. If Party B fails to pay interest on time, compound interest shall be calculated on the unpaid interest (including penalty interest) at the overdue loan interest rate specified in this provision.
5. Guarantee Terms
5.1 For all debts owed by Party B to Party A under this Agreement, Party B or a third party approved by Party A shall provide assets as collateral or joint guarantee. Party B or the third party acting as a guarantor shall provide or sign a separate guarantee document as requested by Party A.
5.2 If the guarantor fails to sign a guarantee document and complete the guarantee procedures in accordance with this provision (including instances where a debtor of accounts receivable raises a defense against such accounts receivable before they are pledged), Party A shall have the right to refuse to provide credit for Party B.
6. Rights and Obligations of Party B
6.1 Party B has the following rights:
6.1.1 The right to request Party A to provide loans or other credits within the credit limit in accordance with the conditions stipulated in this Agreement;
6.1.2 The right to use the credit limit as stipulated in this Agreement;
6.1.3 The right to request Party A to maintain confidentiality of information on production, operations, assets, accounts, etc. provided by Party B, unless otherwise stipulated in this Agreement;
6.1.4 The right to transfer the debts to a third party upon obtaining the written consent of Party A.
6.2 Party B assumes the following obligations:
6.2.1 Truthfully provide the documents and materials required by Party A (including but not limited to providing authentic financial ledgers/reports and annual financial statements as per Party A’s requested schedule, as well as details on significant decisions and changes in production, operations and management, fund withdrawal/fund usage information, information related to collateral, etc.), as well as details of all bank accounts, account numbers, and balances of deposits and loans; and cooperate with Party A in its investigations, reviews and inspections;
6.2.2 Accept Party A’s supervision on its use of credit funds and related production, operations and financial activities;
6.2.3 Utilize loans and/or other credits as agreed and/or promised according to the stipulations in this Agreement and the various specific transaction documents;
6.2.4 Repay the principal, interest and fees of loans, advances, and other credit obligations in full and on time according to the stipulations in this Agreement and the various specific transaction documents;
6.2.5 If Party B transfers all or part of the debts under this Agreement to a third party, it shall obtain Party A’s written consent;
6.2.6 Party B shall immediately notify Party A and actively cooperate with Party A in implementing the safeguards for the safe repayment of the principal and interest of the loans, advance payments and other credit obligations under this Agreement, as well as all relevant expenses, according to Party A’s reasonable requirements, in case of any of the following situations facing Party B:
6.2.6.1 Significant financial losses, asset losses or other financial crises;
6.2.6.2 Providing loans or guarantee for the benefit of third parties or to protect them against losses, or providing mortgage (pledge) guarantee with Party B’s own assets (rights);
6.2.6.3 Circumstances such as suspension of business, revocation or cancellation of business license, filing or being filed for bankruptcy or dissolution, or changes in important enterprise information such as changes in business name, registered address, place of business, beneficial owner and other information that cause or may cause a significant adverse impact on the borrower’s ability to repay debts; or changes in the controlling shareholder/actual controller of the borrower that cause or may cause a significant adverse impact on its ability to repay debts;
6.2.6.4 A major operational or financial crisis facing Party B’s controlling shareholders, other affiliates or actual controllers that affects their normal operation; or personnel changes in Party B’s legal representatives/main persons-in-charge, directors or important senior management, or punishment/restricted personal freedom imposed by competent national authorities due to violation of laws or disciplinary violations, or being missing for more than 7 days which potentially affects Party B’s normal operation;
6.2.6.5 Party B engaging in related party transactions with its controlling shareholders, other affiliates or actual controllers, with the amount involved reaching more than 10% of Party B’s net assets (Party B’s notification should at least cover the relationship between the parties to the transaction, the items and nature of the transaction, the transaction amount or corresponding proportion and the pricing policy, including transactions with zero amount or only a nominal amount);
6.2.6.6 Any litigation, arbitration, or criminal or administrative penalties facing Party B that have materially adverse consequences for its operations or asset status;
6.2.6.7 Party B or its actual controllers engaging in loansharking activities involving large amounts; or Party B having adverse records involving paying old loans with new loans, overdue payments, or interest arrears, etc. at other financial institutions; or Party B’s affiliates suffering a capital chain rupture and a debt crisis; or Party B/its important stakeholders/Party B’s subsidiaries facing risks of money laundering, terrorist financing, or sanctions violations, or potentially posing risks of money laundering, terrorist financing, or sanctions compliance issues for Party A; or suspension, delay or major investment failure of Party B’s projects;
6.2.6.8 Other major matters that may affect Party B’s and its controlling shareholders/actual controllers’ ability to repay debts.

6.2.7 Party B shall not neglect the management and collection of its due claims, or dispose of its existing major assets in an uncompensated or otherwise inappropriate manner;
6.2.8 Before engaging in mergers (acquisitions), spin-offs, equity transfers, other material matters such as external investments that may affect its ability to repay debts, substantial increases in debt financing, etc., Party B must first obtain written consent from Party A;
6.2.9 In the case of an accounts receivable pledge, Party B guarantees that at any point during the credit period, the credit balance will be less than 70% of the pledged accounts receivable balance. Otherwise, Party B must provide new accounts receivable approved by Party A to be pledged or deposited into a security deposit account (the security deposit account details generated or recorded by Party A’s system at the time of deposit shall prevail, hereinafter the same), until the pledged accounts receivable balance × 70% + effective margin > credit balance;
6.2.10 In the event that Party B (or another third party) provides collateral such as a deposit, certificate of deposit, or promissory notes, if fluctuations in exchange rates result in the collateral value being less than 105% of the specific transaction amount it corresponds to, Party B is obligated to add a corresponding amount of margin or provide other guarantees as requested by Party A.
In the event that the credit limit and a specific transaction are denominated in different currencies, before the specific transaction is settled, If, due to exchange rate fluctuations, the specific business amount converted into the credit limit currency according to the latest exchange rate published by Party A exceeds the actual conversion amount at the time of the actual occurrence of the business, resulting in the total amount of specific business actually occurring under this agreement exceeding the total credit limit, Party B is obligated to provide additional margin or other guarantee conditions as requested by Party A.
6.2.11 Party B shall ensure that the sales proceeds under the import item are withdrawn from the account designated by Party A; for export negotiation transactions, Party B shall transfer bills and/or documents under letters of credit to Party A;
6.2.12 Party B shall ensure that its main settlement and payment activities are conducted primarily with the bank settlement account opened with Party A. During the credit period, Party B’s share of settlement transactions in the designated account shall, at least, be no less than the share of Party B’s financing amount with Party A among its financing shares with all banks.

7. Rights and Obligations of Party A
7.1 Party A has the following rights:
7.1.1 The right to request Party B to return the principal, interest and expenses of the loans, advances and other credit obligations under this Agreement and specific contracts in full and on time;
7.1.2 The right to request Party B to provide information related to the use of its credit limit;
7.1.3 The right to be informed of Party B’s production, operations and financial activities;
7.1.4 The right to supervise Party B’s use of loans and/or other credits according to the purposes specified in this Agreement and the various specific transaction documents; as well as the right, when necessary for business purposes, to unilaterally and directly suspend or restrict Party B’s corporate online banking/corporate app/other online functions (including but not limited to closing corporate online banking/corporate app/other online functions, implementing restrictions such as presetting a payment recipient list/single payment limits/staged payment limits), and other electronic payment channels, restrict the sale of settlement vouchers, or limit Party B’s over-the-counter payments and transfers, as well as payment and clearing functions of non-over-the-counter channels such as telephone banking and mobile banking;
7.1.5 The right, according to the needs of its internal processes, to entrust other branches of China Merchants Bank where the beneficiary is located to issue a letter of credit to the beneficiary after accepting Party B’s application for issuing a letter of credit;
7.1.6 The right to directly deduct money from accounts opened by Party B at any branch of China Merchants Bank to repay the debts owed by Party B under this Agreement and the various specific transaction documents (when the credit debt is denominated in a currency other than Renminbi, Party A has the right to directly engage in foreign exchange purchase or sale using any of Party B’s accounts, and at the exchange rate published by Party A at the time of deduction, for the repayment of the principal, interest, and fees of the credit);
7.1.7 The right to transfer its rights to the debts owed by Party B, and notify Party B of the transfer of rights by means it deems appropriate, including but not limited to fax, mail, delivery by designated personnel, public media announcements (limited to cases where Party B cannot be reached by the aforementioned methods), as well as to undertake debt collection actions against Party B;

7.1.8 The right to supervise Party B’s accounts and to authorize other branches of China Merchants Bank, apart from Party A, to supervise Party B’s accounts, and to control the disbursement of loan funds according to the agreed loan purposes and payment scope.
7.1.9 The right, as deemed necessary, to request Party B to implement safeguard measures to ensure the repayment of principal, interest, and all relevant expenses under the credit debt of this Agreement as per Party A’s reasonable requirements, if Party A discovers that any of the circumstances stipulated in Article 6.2.6 of this Agreement apply to Party B. Party A also has the right, as deemed necessary, to directly take one or more default remedies as stipulated in the Default and Remedies clause of this Agreement;
7.1.10 The right to report to the regulators of Party B’s new local government implicit debts;
7.1.11 Other rights stipulated in this Agreement.
7.2 Party A assumes the following obligations:
7.2.1 Issue loans or provide other forms of credit for Party B within the credit limit in accordance with the conditions stipulated in this Agreement and the various specific contracts;
7.2.2 Maintain confidentiality of Party B’s assets, financials, production and operations, unless otherwise stipulated by laws and regulations, required by regulatory authorities, or where such information is provided to Party A’s superior or subordinate institutions, or disclosed to external audit, accounting, or legal professionals with equivalent confidentiality obligations.
8. Party B Specifically Makes the Following Warranties:
8.1 Party B is an entity with legal personality officially incorporated and legally existing under the laws of China. Its registration and annual report disclosure procedures are authentic, legal and valid, and it has sufficient civil capacity to sign and perform this Agreement.
8.2 The execution and performance of this Agreement are fully authorized by the Board of Directors or any other competent authority.
8.3 The documents, materials and vouchers provided by Party B in relation to Party B and its guarantor are authentic, accurate, complete and valid, and free from any material errors or omission of any material facts that are inconsistent with the facts.

8.4 Party B strictly abides by the various specific transaction documents as well as the various correspondences and relevant documents issued to Party A.
8.5 No litigation, arbitration, criminal or administrative penalties that could have significant adverse consequences on Party B or Party B’s main assets have occurred at the time of signing this Agreement. Party B shall immediately notify Party A if such litigation, arbitration or criminal or administrative penalties occur during the execution of this Agreement.
8.6 Party B shall strictly abide by all important national laws and regulations in all important aspects of business activities, carry out various businesses in strict accordance with the business scope stipulated in Party B’s business license or approved in accordance with the law, and complete the enterprise (legal person) registration, enterprise annual report procedures and operating term renewal/extension procedures in a timely manner.
8.7 Party B shall maintain or improve the current level of operational management, ensure the preservation and appreciation of existing assets. It shall not waive any matured debts, nor dispose of existing major assets in a gratuitous or inappropriate manner without written permission from Party A.
8.8 Without Party A’s permission, Party B shall not settle other long-term debts in advance.
8.9 Party B’s representations and warranties regarding the management of environmental, social and governance (ESG) risks
Party B makes the following representations and warranties with regard to the management of ESG risks:
8.9.1 Party B has established and improved its internal management system for ESG risks to ensure compliance with the requirements of key laws and regulations in major aspects;
8.9.2 Party B’s behavior and performance related to ESG risks are compliant in major aspects;
8.9.3 Party B has established and improved emergency mechanisms and measures for ESG risk emergencies; and
8.9.4 urged its affiliates, main contractors and suppliers to strengthen their management.
8.10 Party B undertakes to comply with the national regulatory requirements on local government implicit debts, and, after signing this Agreement, there shall be no illegal addition of any local government implicit debts. Local government implicit debts in this Agreement refer to the following:
8.10.1 Implicit debts identified by regulatory agencies such as the national finance department and audit department;
8.10.2 Funds that, although not yet identified as implicit debts by regulatory agencies, are debts actually financed by fiscal fund repayments or the provision of credit support (including guarantees, repurchases, etc.). beyond the statutory government debt limit.
8.11 During business operations, Party B shall strictly abide by and implement the applicable anti-money laundering and sanction compliance related policies and regulations in China and other countries, and shall not participate in or assist others in participating in suspected money laundering, terrorist financing, proliferation financing, tax evasion, fraud, and other illegal and criminal activities, and to comply with and implement the provisions of the anti-money laundering and sanction compliance system documents of Party A in accordance with Party A’s requirements. Upon Party A’s request, Party B shall actively cooperate with Party A in taking appropriate actions and investigations in accordance with relevant regulations on anti-money laundering, anti-terrorism financing and anti-tax evasion.
8.12 Party B shall not use false contracts with affiliates or creditor’s rights such as bills of exchange or accounts receivable without a trade background to process various business transactions with Party A, such as bill discounting, factoring, pledges, letters of credit, or forfaiting.
8.13 Party B shall ensure that loans applied for under the credit item comply with legal requirements, are not used for the following purposes: fixed asset, equity and other investments; illegal speculation and sale of securities, futures and real estate; mutual borrowing to obtain illegal income; areas and purposes prohibited by the state for production and operation; as well as other purposes than those specified in this Agreement and specific business documents.
If the loan funds are disbursed via direct disbursement by the borrower, Party B shall summarize and report the disbursement of loan funds to Party A periodically (at least monthly). Party A has the right to verify whether the loan disbursement meets the agreed purpose of use by means of account analysis, voucher verification, on-site investigation and other methods.
8.14 At the time of signing this Agreement, Party B has not experienced any other material events that would affect the fulfillment of Party B’s obligations hereunder. Party B shall immediately notify Party A of the occurrence of any such event during the execution of this Agreement.

9. Special Provisions Regarding Working Capital Loans
9.1 Withdrawals and uses
Party B’s use of working capital loans under this Agreement includes direct disbursement and lender-managed disbursement.
9.1.1 Direct disbursement
In direct disbursement, Party A disburses the loan funds to Party B’s account based on Party B’s application for withdrawal, after which Party B independently pays its transaction counter-parties in accordance with the agreed purposes of the Agreement.
9.1.2 Lender-managed disbursement
In lender-managed disbursement, Party A, in accordance with Party B’s application for withdrawal and payment authorization, pays the loan funds through Party B’s account to Party B’s counter-party for the purposes agreed herein. For loan funds disbursed using the lender-managed disbursement method, Party B authorizes Party A to pay Party B’s transaction counter-parties through Party B’s account on the loan disbursement date (or the next business day after the disbursement).
9.1.3 Party B shall unconditionally and fully adopt the lender-managed disbursement method under the following circumstances:
9.1.3.1 Where Party B makes a single withdrawal in excess of Renminbi Ten Million (inclusive, or equivalent in foreign currency);
9.1.3.2 Where Party A requests Party B to adopt the lender-managed disbursement method in accordance with regulatory requirements or risk control needs.
9.1.4 In the case of lender-managed disbursement, Party B must obtain approval from Party A for external payments after the loan disbursement, and Party B must not evade Party A’s supervision through online banking, postdating of checks, splitting of payments, or other means.
9.2 When making a withdrawal, Party B shall submit an application (for offline submission, it shall be affixed with Party B’s official seal or Party B’s reserved seal with Party A; for online submission, it shall be signed using a digital certificate or other method approved by Party A) and a loan receipt (if required) according to Party A’s requirements, as well as any other documents requested by Party A based on the different requirements for direct disbursement and lender-managed disbursement. Otherwise, Party A shall have the right to reject Party B’s application for withdrawal.

Party A shall not be liable for any default by Party B to its counter-party or any other loss incurred due to inaccurate or incomplete payment information provided by Party B that results in delayed or failed fund transfers.
9.3 Loan extension
If Party B fails to repay a loan under this Agreement on time and seeks a loan extension, it shall submit a written application to Party A one month before the maturation of the concerned loans. Upon Party A’s review and approval of the extension, both parties shall sign a separate extension agreement. If Party A disagrees to the extension, Party B shall still repay the utilized borrowed amount and the accrued interest according to this Agreement and the corresponding loan receipt or Party A’s system records.
10. Defaults and Remedies
10.1 Party B is deemed to be in default under any of the following circumstances:
10.1.1 Fails to perform or violates the obligations stipulated in this Agreement (except as otherwise specified in this Agreement);
10.1.2 Its special guarantees under this Agreement are untrue or incomplete, or it violates or fails to perform the special guarantees without making rectification within a reasonable period of time;
10.1.3 Fails to withdraw or utilize loans as stipulated in this Agreement, or fails to repay the loan principal, interest, or fees in full and on time as stipulated in this Agreement, or fails to use the funds in the withdrawal account as required by Party A, or refuses Party A’s supervision without make immediate rectification as requested by Party A;
10.1.4 Commits a material breach of contract under a legal and valid contract signed with other creditors and fails to resolve the matter within three months from the date of the default; or any of Party B’s affiliates commits a material breach of contract against China Merchants Bank or other creditors and fails to resolve the matter within three months from the date of the default, which, as determined by Party A, may adversely affect Party B’s performance (regardless of whether Party B has committed a breach of contract under this Agreement).
The aforementioned material breach of contract refers to a default by Party B that causes its creditors to have the right to claim an amount exceeding RMB One Million.

10.1.5 Where Party B is an NEEQ-listed firm or intends to apply for listing on the NEEQ, and it encounters significant obstacles in listing on NEEQ or has its listing application suspended; or where Party B receives warning letters, corrective orders, restrictions on securities account transactions, or other self-disciplinary measures from the NEEQ for a total of three or more times, or is subject to disciplinary actions such as delisting;
10.1.6 Where Party B is a supplier to a government procurement unit, and the government procurement unit faces risks detrimental to the repayment of Party A’s credit, such as consecutive or cumulative delays in payment for three periods, or disqualification of Party B as a supplier (placed on a government procurement blacklist), failure to deliver supplies on time, unstable product quality, operational difficulties, significant deterioration in financial conditions (insolvent), or halting of projects;
10.1.7 Party B’s financial indicators fail to meet the requirements as agreed in this Agreement/specific transaction documents on a sustained basis; or any of the prerequisites (if any) for Party A to provide credit/financing for Party B as stipulated in this Agreement/specific transaction documents are not met on a sustained basis;
10.1.8 Party B utilizes loans by breaking up the whole into parts in order not to meet the requirement in this Agreement for Party B to entrust Party A with the external payment of loan funds;
10.1.9 Party B fails to conscientiously perform/fails to satisfy the representations and warranties related to the management of ESG risks in this Agreement, or is penalized by relevant regulatory agencies or faces strong public and/or media scrutiny due to poor ESG risk management, or commits other defaults related to ESG risk management, including the violation of ESG agreements by Party B and its affiliates with their respective creditors;
10.1.10 It shall be deemed as default if Party B uses related party transactions to damage or evade the claims of Party A or other branches of China Merchants Bank.
Related party transactions refer to the transfer of resources or obligations among related parties, regardless of whether payment is received.
10.1.11 Other situations where Party A deems it damages its legitimate rights and interests.
10.2 Where the guarantor encounters any of the following situations and Party A deems it may affect the guarantor’s ability to provide guarantee and requests the guarantor to eliminate the adverse impact incurred, or requests

Party B to increase or change the guarantee conditions, but the guarantor or Party B fails to cooperate, such situation shall be considered default:
10.2.1 A situation similar to that described in Article 6.2.6 of this Agreement occurs, or a situation described in Article 6.2.8 occurs without obtaining Party A’s consent;
10.2.2 The guarantor conceals its actual ability to bear the guarantee responsibility when issuing an irrevocable letter of guarantee, or fails to obtain authorization from the competent authority;
10.2.3 The guarantor fails to complete registration, enterprise annual report procedures, and/or operating term renewal/extension procedures in a timely manner;
10.2.4 The guarantor neglects the management and collection of its due claims, or disposes of its existing major assets in an uncompensated or otherwise inappropriate manner;
10.2.5 The guarantor breaches any obligation, undertaking or representation in the irrevocable letter of guarantee it has signed.
10.3 In the event of any of the above defaults, Party A shall have the right to take the following measures separately or concurrently:
10.3.1 Reduce the credit limit under this Agreement, or suspend the use of the remaining credit limit;
10.3.2 Initiate an early recovery of the principal, interest and relevant expenses for loans issued within the credit limit;
10.3.3 For bills of exchange accepted or letters of credit, guarantees, delivery guarantees and more issued (including entrusted issuance) by Party A during the credit period, regardless of whether Party A has made advances, Party A may request Party B to increase the amount of the margin, or transfer funds from other accounts opened by Party B with Party A to its margin account as margin for Party A’s future advances under this Agreement, or deposit the corresponding amount with a third party as margin for Party A’s future advances for Party B;
10.3.4 For unpaid accounts receivable claims acquired by Party A from Party B via factoring, Party A has the right to request Party B to immediately fulfill the repurchase obligation and take other recovery measures in accordance with the specific transaction document; for the accounts receivable rights against Party B that are acquired by Party A via factoring, Party A has the right to immediately pursue recovery against Party B;

10.3.5 Party A may also, as appropriate, directly request Party B to provide other acceptable assets as new collateral, and Party B shall respond to Party A’s reasonable request to provide new collateral;
10.3.6 Directly freeze/withhold deposits in any settlement account and/or other accounts opened by Party B with China Merchants Bank, cease opening new settlement accounts for Party B, and suspend the issuance of new credit cards for Party B’s legal representative;
10.3.7 Report information on Party B’s default and trust to credit bureaus and banking associations, and reserve the right to share such information among banking institutions through appropriate means and even make public disclosure;
10.3.8 Dispose of collateral according to the provisions of the guarantee document and/or seek compensation from the guarantor;
10.3.9 Change the lender-managed disbursement conditions for loan funds, or cancel Party B’s use of loans via the “direct disbursement” method for working capital loans under the credit item;
10.3.10 Pursue recourse in accordance with the provisions of this Agreement.
10.4 For funds recovered by Party A, repayments shall be made in reverse order of the actual due dates of each form of credit. The specific order of settling each credit shall be: fees, liquidated damages, compound interest, penalty interest and interest, and finally the principal amount of credit, until all principal and interest, along with any relevant expenses, are fully repaid.
Party A shall have the right to unilaterally adjust the above repayment order, unless otherwise required by laws and regulations.
11. Modifications and Supplementation to the Agreement
This Agreement may be modified upon mutual consensus and written agreement between Party A and Party B. This Agreement shall remain in effect until a written agreement is reached. Neither party may make any unilateral change to this Agreement without permission.
Written supplemental agreements reached by Party A and Party B through negotiations on outstanding issues and modifications to this Agreement as well as the various specific transaction documents under this Agreement constitute an integral part of this Agreement.

12. Other Matters
12.1 During the validity period of this Agreement, regarding any default or delay by Party B, Party A’s any tolerance, grace or postponement in executing the rights and interests that Party A is entitled to under the Agreement shall not prejudice, affect, or restrict any rights and interests that Party A is entitled to as a creditor in accordance with relevant laws and regulations, nor shall it be regarded as Party A’s waiver of its right to take action against existing or future defaults.
12.2 When this Agreement becomes legally invalid or any of its clauses is found invalid for whatever reasons, Party B shall still bear responsibility for repaying all debts owed to Party A under this Agreement. In the event of the above situation, Party A has the right to terminate the execution of this Agreement and immediately recover all debts owned by Party B under this Agreement.
If changes in applicable laws or policies result in additional costs for Party A in fulfilling obligations under this Agreement, Party B shall compensate Party A for the additional costs incurred upon Party A’s request.
12.3 Notices, requests, or other documents related to this Agreement between Party A and Party B shall be sent in writing (including but not limited to letters, faxes, emails, electronic platforms such as China Merchants Bank’s corporate online banking/corporate app, text messages, WeChat messages, etc.). Party B confirms the address and method of service of documents as follows:
12.3.1 Party B confirms and agrees that the mailing address, email, fax number, mobile phone number, or WeChat ID provided by the Party B and stored on Party B’s electronic platforms, such as China Merchants Bank’s corporate online banking/corporate app, or as specified herein, can be used as the address for delivery of notices, requests, or other documents related to this Agreement.
12.3.2 Party B confirms and agrees that: for deliveries made by designated individuals (including but not limited to delivery by lawyers/notaries, express delivery, etc.), the delivery shall be deemed to be made upon the recipient’s signature (if the recipient refuses to accept it, delivery shall be deemed to be made seven days after the date of refusal/return or sending, whichever is earlier); for deliveries made by postal mail, seven days after mailing shall be deemed as delivery; for delivery by fax, email, China Merchants Bank’s corporate online banking/corporate app internal announcement/notification, mobile messages, or WeChat, the date displayed on the Bank’s corresponding system/electronic device as the date of successful transmission shall be deemed as the delivery date. If Party A notifies Party B of the transfer of creditor’s rights or urges Party B to make payment through a public announcement in public media, delivery shall be deemed to be made from the date of the announcement
12.3.3 If Party B changes its mailing address, email address, fax number, mobile number and WeChat ID, it shall notify Party A in writing of the changed information five working days from the date of change; otherwise, Party A shall have the right to use Party B’s original mailing address or information for delivery. Party B shall be solely responsible for any losses that may result therefrom, with no effect on the legal validity of the delivery.
12.3.4 Judicial/arbitration documents or notarized documents sent by the court/arbitration institutions, notary offices to the specified delivery address through the agreed delivery method as stipulated in this Agreement shall be deemed effectively delivered (the specific delivery standards shall be implemented in accordance with the provisions of the preceding clause).
Party B further agrees that he court may deliver judicial documents to Party B through electronic means such as the China Judicial Process Information Disclosure Network and the National Unified Delivery Platform; the delivery date shall be deemed as the date of successful delivery shown on the China Judicial Process Information Disclosure Network or the National Unified Delivery Platform.
12.3.5 The delivery address and delivery methods stipulated in this clause apply to the period of performance of the Agreement, dispute resolution period, arbitration period, during court proceedings (first instance, second instance, and retrial), and during enforcement.
12.4 Both parties agree that for each business application under trade financing, Party B’s reserved seal with Party A shall suffice, and both parties shall acknowledge the validity of the seal.
12.5 Both parties unanimously agree that: where Party B submits various credit transaction applications or transaction documents through Party A’s electronic platforms (including but not limited to corporate online banking/corporate app), an electronic signature generated by a digital certificate shall be regarded as Party B’s valid signature and represent Party B’s true intent; Party A has the right to complete the relevant transaction vouchers based on the online application information, and Party B shall acknowledge the authenticity, accuracy and legality of such documents and be bound by them unless Party A makes an error.
12.6 In order to facilitate transaction processing, all operations of Party A related to transactions (including but not limited to application acceptance, document review, loan disbursement, transaction confirmation, deduction, inquiries, receipt printing, collections, deductions, and various notifications) may be handled by any branches in the jurisdiction of Party A, with related documents generated, published or issued. The business operations and documents of the branches in Party A’s jurisdiction shall be deemed the actions of Party A and shall be binding on Party B.
12.7 The appendices to this Agreement form an integral part of this Agreement and shall automatically apply to the corresponding specific transactions actually occurring between both parties.
12.8 Assumption of expenses
☐ 12.8.1 If this Agreement involves the purchase of an accident insurance by Party B, with Party A as the primary beneficiary, the relevant insurance costs shall be borne according to the following options (checking “√” in “☐” indicates that the provisions of this article apply).
Please check “√” in “☐”:
☐ Borne by Party A.
☐ Jointly borne by both Party A and Party B according to the following proportions: / % borne by Party A , and / % by Party B.
☐ 12.8.2 If this Agreement involves the enforcement of notarization fees (other than fees for the application for the issuance of a certificate of enforcement), the expenses will be borne in the following method (checking “√” in “☐” indicates that the provisions of this article apply).
Please check “√” in “☐”:
☐ Borne by Party A.
☐ Jointly borne by both Party A and Party B according to the following proportions: / % borne by Party A, and / % by Party B.
12.8.3 For other matters where services are entrusted to third parties, the relevant expenses shall be borne by the entrusting party. Where both parties jointly act as the entrusting party, each shall bear 50%.
12.8.4 In the event that Party B fails to repay the debts owed to Party A under this Agreement on time, Party B shall bear all reasonable attorney’s fees, litigation costs, travel expenses, publication fees, service fees, application fees for issuing compulsory enforcement certificates, and all other expenses incurred by Party A in realizing its rights. After Party A issues a notice to Party B and provides undisputed relevant evidence, Party B shall authorize Party A to directly deduct such expenses from Party B’s bank account held with Party A. Party B undertakes to repay the amount upon receipt of Party A’s notice and relevant undisputed evidence in the event of any shortfall.
12.9 Party B shall do the following in accordance with Party A’s requirements (check “√” to select an option):
☐ Insure its core assets and designate Party A as the first beneficiary;
☐ Shall not sell or mortgage the / assets designated by Party A before the credit debts are settled;
☐ The distribution of dividends to Party B’s shareholders before the credit debts are settled shall be subject to the following restrictions as requested by Party A: /
12.10 Party B shall ensure that the various financial indicators of Party B during the credit period are not lower than the following requirements: /
12.11 Party B also acknowledges and agrees to be bound by the contents of the group credit transaction cooperation agreement (including adjustments and supplements made by the signing parties from time to time) signed by China Merchants Bank Co., Ltd., Shanghai Branch and Party B’s parent company/headquarters/holding company / (fill in the company name), with serial number /. Party B also agrees to assume the obligations set for the group’s subsidiaries under that agreement as a subsidiary under the group of that agreement. In the event of a violation, Party B shall be deemed to have committed a default, and Party A shall have the right to adopt the various remedies for defaults stipulated in this Agreement.
12.12 While making a corporate financial and operational decision, if one party has the ability to directly or indirectly control, jointly control or exert significant influence on the other party, they are deemed related parties under this Agreement; two or more parties under the control of one party are also considered related parties, and the specific determination shall be made by Party A.
The term “important interested parties” referred to in this Agreement refers to Party B’s legal representative or unit person-in-charge, authorized signatory, actual controller, beneficial owner, important investor, important investee, important creditor, controlled entity, etc., and the specific determination shall be made by Party A.

12.13 Other covenants:
12.13.1 Party B warrants that it is not attempting to secure domestic loans secured by a foreign guarantee. It shall promptly notify Party A in the event of such a situation, and Party A has the right to suspend the signing of new contracts for domestic loans secured by foreign guarantee or the processing of new withdrawals. Party B also warrants that in the event of a guarantee performance, the outstanding principal balance and outstanding external liabilities shall not exceed the weighted balance of Party B’s cross-border financing risk. Party B shall bear the risk arising from exceeding the weighted balance of Party B’s cross-border financing risk.
12.13.2 Party B undertakes that, during the validity period of this Agreement, Party A shall have the right to suspend Party B’s use of the credit limit under this Agreement and adjust the credit scheme under this Agreement if any of the following situations occurs. At that time, Party B shall also cause Zai Lab Ltd. to cooperate with Party A in signing a supplementary agreement to this Agreement (if required):
12.13.2.1 Du Ying (ID type and number: Passport [***]) is no longer Chairman and Chief Executive Officer of Zai Lab (stock code: 09688. HK);
12.13.2.2 Major changes in Zai Lab group occur, such as the termination of R&D of important pipelines;
12.13.2.3 The guarantee conditions provided by Party B for financing of the same type with other banks are better than the guarantee conditions provided for obtaining credit from Party A;
12.13.2.4 Cumulative BD upfront payments in 2025 for Zai Lab Group exceed USD 100 million;
12.13.2.5 The amount of foreign debts that Party B can apply for cannot cover Party B’s domestic rigid liabilities.
13. Account Information
13.1 Special loan account (please check “√” in “☐” if applicable)
The issuance and disbursement of all loan funds under this Agreement must be made through the following account:
Account name: Zai Lab (Shanghai) Co., Ltd.
Account number: [***]

Bank name: China Merchants Bank Shanghai Zhangjiang Sub-branch
13.2 Fund withdrawal account
13.2.1 Both Party A and Party B agree to designate the following account as Party B’s fund withdrawal account:
Account name: Zai Lab (Shanghai) Co., Ltd.
Account number: [***]
Bank name: China Merchants Bank Shanghai Zhangjiang Sub-branch
In the event of any inconsistency between the above account information and the account information recorded on the loan receipt or in Party A’s system, the account information recorded on the loan receipt or in Party A’s system shall prevail.
13.2.2 The account monitoring requirements are as follows:     /
Party A shall have the right to withdraw the loan early according to Party B’s fund withdrawal status. That is, when there are withdrawn funds in the account, the corresponding amount of the loan can be considered as due in advance, and Party A has the right to directly deduct from the account to repay this part of the loan.
13.3 Party B shall provide information on a quarterly basis on the inflow and outflow of funds from the above account, and cooperate with Party A in monitoring the relevant account and the withdrawn funds.
14. Applicable Laws and Dispute Resolution
14.1 The conclusion, interpretation and settlement of disputes in this Agreement are governed by the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macao and Taiwan), and the rights and interests of Party A and Party B shall be protected by the laws of the People’s Republic of China.
14.2 Disputes arising between Party A and Party B during the performance of this Agreement shall be resolved by both parties through negotiation. Where both parties fail to reach a consensus, either party may (check “√” in ☐ to select one of the three options):
☐ 14.2.1 File a lawsuit with the People’s Court with jurisdiction over Party A’s locality;

☐ 14.2.2 File a lawsuit with the People’s Court with jurisdiction at the place where the Agreement is signed, which is     /     ;
14.2.3 Apply for arbitration by the Shanghai International Economic and Trade Arbitration Commission/Shanghai International Arbitration Center, and the place of arbitration is Shanghai.
14.3 After the mandatory notarization of this Agreement and the various specific transaction documents are completed by both Party A and Party B, Party A may directly apply to the People’s Court with jurisdiction for enforcement to recover the debts owed by Party B under this Agreement and the various specific transaction documents.
15. Effectiveness of Agreement
This Agreement shall come into force after the legal representative/main person-in-charge or authorized agent of both Party A and Party B sign (or affix name seal) and affix the official entity seal/special seal for contracts, and its validity shall automatically cease on the due date of the credit period or when all debts owned by Party B to Party A under this Agreement and all other related charges are settled (whichever is later).
16. Supplementary Provisions
This Agreement is executed in quadruplicate copies, with Party A holding two copies and Party B and the Guarantor holding one copy each, with all copies having the same legal effect.
Party B hereby represents that:
All the clauses of this Agreement have been fully negotiated by both parties. Party B has paid special attention to the clauses related to the exemption or mitigation of Party A’s liabilities, which are of significant interest to Party B. At Party B’s request, Party A has provided corresponding explanations regarding the aforementioned clauses. Party B has a thorough and accurate understanding thereof.
(No text below)

(The following is the signature section of the Credit Agreement numbered Z902250301)
Party A: China Merchants Bank Co., Ltd., Shanghai Branch (Bank Signature and Seal)
Primary Person-in-Charge or Authorized Representative (Signature/Seal):
China Merchants Bank Co., Ltd., Shanghai Branch
(contract chop)
Ming Lu
(name chop)
Mailing Address: No. 1088 Lujiazui Ring Road, Pudong New Area, Shanghai
Corporate Email: [***]
Corporate Fax Number: /
Mobile Number of Contact Person: [***]
Corporate WeChat ID: /
Party B: Zai Lab (Shanghai) Co., Ltd. (Affix Seal)
Zai Lab (Shanghai) Co., Ltd.
(company chop)
Legal Representative/Main Person-in-Charge or Authorized Representative (Signature/Seal):
YING DU
(name chop)
Mailing Address: Building B, 899 Halei Road, Pudong, Shanghai
Corporate Email: [***]
Corporate Fax Number: /
Mobile Number of Contact Person: [***]
Corporate WeChat ID: /
Date of Signing: August 6, 2025